EXHIBIT 10.28

CONSULTING AGREEMENT

CONSULTING AGREEMENT (this “Agreement”), made and entered into as of the 20th day of April, 2010, by and between SSGI, Inc., a Florida corporation (the “Company”), and Ryan Seddon, an individual resident of the State of Florida (“Consultant”).

WITNESSETH:

WHEREAS, the Company desires to retain Consultant to render consulting and advisory services for the Company on the terms and conditions set forth in this Agreement, and Consultant desires to be retained by the Company on such terms and conditions.

NOW THEREFORE, in consideration of the premises, the respective covenants and commitments of the Company and Consultant set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Consultant agree as follows:

1.           Retention of Consultant; Services to be Performed. The Company hereby retains Consultant to render such business, management, advisory and transition services as the Company may request from time to time in order to assist the Company in transitioning to a new executive management team, up to a maximum of 20 hours per week for the initial 3-month period of this Agreement; thereafter Consultant shall assist the Company up to a maximum of 10 hours per week for the remainder of the term of the Agreement, to be performed at Contractor’s reasonable discretion within each weekly period.  Consultant hereby accepts such engagement and agrees to perform such services for the Company upon the terms and conditions set forth in this Agreement.  During the term of this Agreement, Consultant shall devote such of his business time, attention, skill and energy to the business of the Company as is necessary to adequately perform his services hereunder, subject to the maximum time commitment set forth above.  During the term of this Agreement, Consultant shall report to the Chief Executive Officer of the Company.

2.           Term. Unless terminated at an earlier date in accordance with Section 6 of this Agreement, the term of this Agreement shall commence on the date of this Agreement and shall continue for a continuous period of twelve (12) months thereafter.  After the initial 12-month term of this Agreement, this Agreement shall continue on a month-to-month basis until either party notifies the other party of such party’s desire not to so continue the term of this Agreement, in writing and with thirty (30) days written notice thereof.

3.            Compensation.  As compensation in full for Consultant’s services hereunder, the Company shall pay to Consultant a monthly cash consulting fee in the amount of $9,333.33 (plus an amount equal to 50% of the monthly premium for Consultant’s COBRA health insurance continuation coverage following the cessation of his employment with Surge Solutions Group, Inc.), prorated to account for any partial month.  Any proration shall be based on the average hourly rate of $96.15 per hour at an accrual rate of 20 hours per week.  Should Consultant be required to exceed 20 hours in any week (for the initial 3 months of this Agreement), or exceed 10 hours in any week thereafter for the remaining term of the Agreement, under the terms of this Agreement, Consultant shall be compensated at the average hourly rate of $96.15 for any time exceeding the foregoing hours, provided that Consultant provide Company an invoice on the last business day of the month containing a breakdown and narrative of Consultant’s reasonable efforts on behalf of Company that exceeded the maximum weekly commitment.  Consultant shall not exceed such 20 or 10 hours (as applicable) per week without the prior written consent of the Company. The consulting fee shall be payable to Consultant in arrears on the last day of each month during the term of this Agreement.

4.            Expenses. Consultant shall be reimbursed by the Company for any pre-approved out-of-pocket expenses, including business related travel expenses (but not commuting expenses) reimbursed at the then-current standard mileage rate prescribed from time to time by the Internal Revenue Service and Consultant’s cell phone expense, that are reasonably incurred by Consultant in performing his duties under this Agreement, subject to the presentment by Consultant to the Company of appropriate receipts and expense reports.  At the end of the term of this Agreement, Consultant shall be permitted to retain his cell phone and cell phone number.

5.            Confidential Information; Noncompetition and Nonsolicitation; Nondisparagement.

5.1           Confidential Information.  Consultant acknowledges that he is or will become privy to certain Confidential Information (hereinafter defined).  Accordingly, Consultant agrees that he shall not, both during and after the term of this Agreement, without the prior written consent of the Company, except as required to perform his consulting duties with the Company, use, disseminate, disclose, or communicate any Confidential Information to any person or entity inside or outside the United States. Consultant acknowledges that the Confidential Information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company and that any disclosure or other use of any Confidential Information other than for the sole benefit of the Company would be wrongful and may cause irreparable harm to the Company.  Both during and after the term of this Agreement, for the duration permitted under Florida law, Consultant will refrain from any acts or omissions that would reduce the value of any Confidential Information to the Company.  The foregoing obligations of confidentiality shall not apply to any Confidential Information which is now published or which subsequently becomes generally publicly known other than as a direct or indirect result of the breach of this Agreement by Consultant.   As used herein, the term “Confidential Information” means all information relating or belonging to the Company or any of its affiliates that is disclosed or made known to Consultant as a direct or indirect consequence of or through his previous employment with the Company or with any of its affiliates, or of or through his engagement by the Company hereunder, that is not generally known in the industries in which the Company or any of its affiliates is or may become engaged, including, but not limited to, information about (i) the customers and vendors of the Company and its affiliates (including, without limitation, their identities); (ii) profitability and other financial information; (iii) past, present, and future plans with respect to the business of the Company or any of its affiliates; (iv) strategies, processes and techniques; (v) any Company system, procedure, or administrative operation; and (vi) present or future plans for the extension of the present business or commencement of a new business of the Company or any affiliate of the Company.

5.2           Third Party Information. Consultant recognizes that the Company and its affiliates have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on their parts to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that he owes the Company, its affiliates, and such third parties, during the term of this Agreement and thereafter, for the duration permitted under Florida law, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity (except as necessary in carrying out his duties for the Company consistent with the Company’s agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company’s agreement with such third party) without the express written authorization of the Company or its affiliates, as the case may be.

5.3           Returning Company Documents.  When Consultant ceases to be engaged by the Company hereunder, Consultant shall promptly deliver all documents, memorandum, records, notes, and other materials in his possession, whether prepared by him or others, and all copies thereof, that contain Confidential Information, and Consultant shall have no rights therein.

5.4           Noncompetition Covenant.  Consultant covenants and agrees that, for the duration of the term of this Agreement (the “Covenant Period”), he shall not (and shall not permit any of his affiliates to), directly or indirectly engage in competition with the Company or any of its affiliates in any manner or capacity (including, without limitation, as an advisor, consultant, principal, agent, partner, officer, director, stockholder, employee, member of any association or otherwise).  The obligations of Consultant under this Section 5.4 shall apply in any State of the United States where the Company or any of its affiliates is engaged in business, and is limited to the scope of business services provided by Consultant during the term of this Agreement or during Consultant’s employment with Surge Solutions Group, Inc.

5.5           Nonsolicitation Covenant. Consultant covenants and agrees that, for the duration of the Covenant Period, he shall not employ, either directly or through an affiliate or other person or entity, any current employee of the Company or its affiliates or any individual who was an employee of the Company or its affiliates at any time during the term of this Agreement, and shall not solicit, or contact in any manner that could reasonably be construed as a solicitation, either directly or through an affiliate or other person or entity, any employee of the Company or its affiliates for the purpose of encouraging such employee to leave or terminate his or her employment with the Company or its affiliates.  In addition, for the duration of the Covenant Period, Consultant shall not interfere with the Company’s relationship with any person or entity who at the relevant time is an employee, customer, vendor, or shareholder of the Company or its affiliates.

5.6           Scope. Consultant acknowledges and agrees that the length and scope of the restrictions contained in Sections 5.4 and 5.5 are reasonable and necessary to protect the legitimate business interests of the Company.  Consultant further acknowledges and agrees that the restrictions contained in Sections 5.4 and 5.5 are valid and enforceable under Florida law and that he will immediately notify the Company’s Chief Executive Officer in writing should he believe or be advised that the restrictions are not, or likely are not, valid or enforceable under Florida law or the law of any other state that he contends or is advised is applicable. The Company may, at any time by written notice, reduce the length or scope of any restrictions contained in Sections 5.4 and 5.5 and, thereafter, Consultant shall comply with the restriction as so reduced, subject to subsequent reductions.  If any covenant in Section 5.4 or 5.5 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope and time, and such lesser scope or time, or both of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Consultant.

5.7           Nondisparagement.  Each party agrees that he or it shall not, both during and after the term of this Agreement, directly or indirectly disparage or criticize the other party or any of such other party’s officers, directors, employees, agents or affiliates, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against such other party or any of such other party’s officers, directors, employees, agents or affiliates; provided that nothing contained herein shall prevent either party from testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law.

6.           Termination. Notwithstanding any contrary provision contained elsewhere in this Agreement, this Agreement and the rights and obligations of the Company and Consultant hereunder (other than the rights and obligations of the parties under Section 5, which shall remain in effect in accordance with the terms thereof) shall be terminated upon the occurrence of any of the following events:

(a)	Immediately in the event of Consultant’s death; or

(b)	Immediately in the event that Consultant becomes disabled so that he is unable to render his normal services under this Agreement for a continuous period of thirty (30) days.

In the event this Agreement is terminated pursuant to this Section 6 prior to the expiration of the term hereof, Consultant shall be entitled to receive his consulting fees earned through the date of termination, but all other rights to receive consulting fees or other remuneration hereunder shall terminate on such date.

7.           Miscellaneous.

(a)         Assignment.  This Agreement and the rights and obligations of the parties hereunder shall not be assignable, in whole or in part, by either party without the prior written consent of the other party.

(b)           Governing Law; Exclusive Jurisdiction and Venue. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF FLORIDA AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WITHIN SAID STATE. Each of the Company and Consultant (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of Florida and the courts of the State of Florida located in Palm Beach County, Florida, for the purposes of any suit, action or proceeding arising out of or relating to this Agreement, and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that he or it is not personally subject to the jurisdiction of any such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.

(c)           Entire Agreement. This Agreement evidences the entire understanding and agreement of the parties hereto relative to the consulting arrangement between Consultant and the Company and the other matters discussed herein. This Agreement supersedes any and all other agreements and understandings, whether written or oral, relative to the matters discussed herein.  This Agreement may only be amended by a written document signed by both Consultant and the Company.

(d)           Injunctive Relief. Consultant acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by Consultant of the provisions of Section 5 of this Agreement.  Accordingly, in the event of any actual or threatened breach of such provisions, the Company shall (in addition to any other remedies that it may have) be entitled to temporary and/or permanent injunctive relief to enforce such provisions, and such relief may be granted without the necessity of proving actual damages.

(e)           Severability. To the extent any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.  In furtherance of and not in limitation of the foregoing, Consultant expressly agrees that should the duration of or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid or enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities that may validly or enforceably be covered. Consultant acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

(f)            Status of Consultant. In rendering services pursuant to this Agreement, Consultant shall be acting as an independent contractor and not as an employee or agent of the Company.  As an independent contractor, Consultant shall have no authority, express or implied, to commit or obligate the Company in any manner whatsoever, except as specifically authorized from time to time in writing by an authorized representative of the Company, which authorization may be general or specific. Nothing contained in this Agreement shall be construed or applied to create a partnership. Consultant shall be responsible for the payment of all federal, state or local taxes payable with respect to all amounts paid to Consultant under this Agreement.

(g)           Definition of “affiliate”.  For purposes of this Agreement, the term “affiliate” shall have the meaning ascribed to such term in Rule 144 promulgated under the Securities Act of 1933, as amended.  In addition, in the event that the Company consummates the acquisition of B & M Construction Co., Inc., a Florida corporation (“B&M”), then the term “affiliate” shall also mean B&M and its subsidiaries.

IN WITNESS WHEREOF, the Company and Consultant have executed this Agreement as of the date set forth in the first paragraph.

SSGI, INC.

By:	/s/ Michael W. Yurkowsky
Michael W. Yurkowsky, Director

/s/ Ryan Seddon
Ryan Seddon, individually